Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES ANNOUNCES AGREEMENT TO

ACQUIRE 42,480 SF DEA LABORATORY IN PLEASANTON, CALIFORNIA

WASHINGTON, D.C. – October 8, 2015 – Easterly Government Properties, Inc. (NYSE: DEA), a fully integrated real estate investment trust focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government, announced today that it has agreed to acquire a 42,480 square foot Drug Enforcement Administration (DEA) regional laboratory in Pleasanton, CA.

The DEA is the lead U.S. federal agency for the enforcement of controlled substance laws and regulations. Through a network of seven regional and two specialized laboratories, the DEA laboratory system provides scientific and forensic support to DEA special agents and other law enforcement personnel.

The DEA - Pleasanton western regional laboratory is the newest lab in the DEA’s portfolio and provides services to DEA divisions in the northwestern U.S. The property was built in 2015 and is leased to the GSA for a 20-year term.

“The scientific support provided by the DEA - Pleasanton property is critical to the DEA given its mission to bring to justice organizations, and their principal members, involved in the illicit trafficking of controlled substances” said William C. Trimble III, Chief Executive Officer of Easterly Government Properties, Inc. “Analysts at the DEA - Pleasanton property support the investigation and prosecution of major domestic and international violators of the U.S. controlled substance laws as well as violent criminals and drug gangs in our communities.”

Regional laboratories, including DEA - Pleasanton, analyze evidence, submitted by DEA field offices and other law enforcement agencies, for controlled substances and latent prints. Laboratory personnel also provide expert testimony in court and technical advice and support to law enforcement agencies at seized clandestine laboratories and other crime scenes.

“The internal team at Easterly has a definable edge in originating, underwriting and managing U.S. Government leased real estate and remains focused on growing the Company’s portfolio and generating shareholder value” said Darrell Crate, Chairman of Easterly Government Properties, Inc.

The addition of the DEA - Pleasanton property is anticipated to bring Pro forma Cash NOI to a run-rate annualized level of approximately $54 million. Subject to the completion of customary closing conditions, the Company expects to close the acquisition by the end of October, 2015.

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE:DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased through the U.S. General Services Administration (GSA). For further information on the company and its properties, please visit www.easterlyreit.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future operating and financial results (such as Pro forma Cash Net Operating Income (NOI)). Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to those risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on March 30, 2015. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Net Operating Income (NOI) is calculated as total property revenues (rental income, tenant reimbursements and other income) less property operating expenses and real estate taxes from the properties owned by the Company. Cash NOI excludes from NOI straight-line rent and amortization of above-/below-market leases. NOI presented by the Company may not be comparable to NOI reported by other REITs that define NOI differently. NOI should not be considered an alternative to net income as an indication of our performance or to cash flows as a measure of the Company’s liquidity or its ability to make distributions.

Pro forma indicates the calculation of the Company’s financial results excluding the impact of any one-time, non-recurring expenses related to its initial public offering, including legal and accounting fees and new entity formation costs.

Contact:

Easterly Government Properties, Inc.

Alison M. Bernard

Chief Financial Officer

202-971-9867

IR@easterlyreit.com